Exhibit 31.1

Rule 13a-14(a)/15d-14(a) Certification

I, James A. Israel, certify that:

1.                                       I have reviewed this annual report on Form 10-K of John Deere Owner Trust 2009-B (the “Exchange Act periodic reports”);

2.                                       Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

3.                                       Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4.                                       I am responsible for reviewing the activities performed by the servicers and based on my knowledge and the compliance reviews conducted in preparing the servicer compliance statements required in this report under Item 1123 of Regulation AB, and the servicers have fulfilled their obligations under the servicing agreement; and

5.                                       All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as exhibits to this report.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated party: U. S. Bank National Association (as indenture trustee).

JOHN DEERE OWNER TRUST 2009-B

	By:	John Deere Capital Corporation
(Servicer)

Date: January 27, 2010	By:	/s/ James A. Israel
James A. Israel
President